Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:
Anne Bork
(248) 447-5914

Media:
Andrea Puchalsky
(248) 447-1651

Lear Posts Record Second Quarter Net Sales of $4.3 Billion

     Southfield, Mich., July 22, 2004 — Lear Corporation [NYSE: LEA], the world’s largest automotive interior systems supplier, today reported financial results for the second quarter of 2004 and updated 2004 guidance.

Second Quarter Highlights:

•	Posted record net sales of $4.3 billion, up 4% from a year ago

•	Reported net income of $1.65 per share, up 7% from a year ago

•	Awarded new seat business with Mazda in North America

•	Continued to expand the business in China and Korea

•	Completed Grote & Hartmann acquisition; integration in process

•	Received four World Excellence Awards from Ford Motor Company

     For the second quarter of 2004, Lear posted record net sales of $4.3 billion and net income of $116.1 million, or $1.65 per share. These results compare to net sales of $4.1 billion and net income of $104.1 million, or $1.54 per share, for the second quarter of 2003.

     Net sales rose $183 million, or 4%, from the comparable period last year. The net sales increase reflects primarily the addition of new business globally and the impact of foreign currency, offset in part by unfavorable vehicle production mix.

     Net income per share of $1.65 in the quarter was a 7% improvement compared with a year earlier, reflecting the change in net sales as well as favorable operating performance, partially offset by the impact of new business development expenses and the costs associated with facility actions. The current year results also benefited from lower interest expense and a reduced overall tax rate.

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     “At Lear, the entire team is focused on delivering the best possible overall value to our customers and our shareholders,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “I am pleased that once again in the second quarter, we were able to post solid financial results, win new business globally, improve our quality and continue to satisfy the aggressive requirements of our customers.”

     Free cash flow was $140.0 million for the second quarter of 2004. (Net cash provided by operating activities was $255.3 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the supplemental data page.)

     During the second quarter, Lear was awarded new seating business with Mazda in North America. In addition, the Company continued to expand and grow the business in China and Korea. The Grote & Hartmann acquisition was completed on July 5, 2004, and the integration is in progress.

     Lear received four World Excellence Awards from Ford Motor Company, including three Gold Awards for excellence in quality, cost and delivery and a Recognition of Achievement for Six Sigma efforts that improved Ford customer satisfaction.

Third Quarter and Full Year 2004 Outlook

     In the second half, net sales are expected to benefit primarily from the addition of new business globally and the acquisition of Grote & Hartmann, offset in part by the mix of vehicle production.

     For the third quarter of 2004, net sales are expected to be up about 9% from a year ago, to approximately $3.8 billion. Net income per share is expected to be in the range of $1.05 to $1.20.

     For the full year, net sales are estimated at $16.8 billion, compared with $15.7 billion in 2003. The full year sales forecast is up $200 million from the prior guidance, reflecting primarily new business wins in Asia and with Asian automakers globally coming on-line this year.

     Lear’s 2004 industry production planning assumptions are 16.0 million units for North America and 18.5 million units for Europe (16.1 million for Western Europe). Net income per share guidance remains unchanged in the $5.85 to $6.25 range. Full year capital spending is now forecasted to be in the high- $300 million range, up from the prior guidance, reflecting spending for near term programs and strategically important business development initiatives. Depreciation is expected to be approximately $375 million. Free cash flow is expected to be in the low- to mid- $300 million range. Interest expense is expected to be about $170 million. The second half effective tax rate is expected to be in the 26 — 27% range.

     Lear will webcast its second quarter earnings conference call through the Investor Relations link at www.lear.com at 9:00 a.m. EDT on July 22, 2004. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until August 6, 2004, with a Conference I.D. of 7533508.

     Lear Corporation, a FORTUNE 500 company headquartered in Southfield, Michigan, USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $15.75 billion in 2003, Lear is the world’s largest automotive interior systems supplier. The Company’s world-class products are designed, engineered and manufactured by more than 110,000 employees. At December 31, 2003, Lear had 289 facilities located in 34 countries. Further information about Lear and its products is available on the internet at www.lear.com.

Use of Non-GAAP Financial Information

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

     Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

     Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and thus, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

     For a reconciliation of free cash flow to net cash provided by operating activities, see the supplemental data page which, together with this press release, has been posted on the Company’s website through the Investor Relations link at www.lear.com.

Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the impact and timing of program launch costs, the costs and timing of facility closures or similar actions, increases in warranty or product liability costs, risks associated with conducting business in foreign countries, fluctuations in foreign exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the Company’s ability to successfully integrate the recently acquired Grote & Hartmann operations, the outcome of legal or regulatory proceedings, unanticipated changes in free cash flow and other risks described from time to time in the Company’s Securities and Exchange Commission filings.

     In addition, the third quarter and full year 2004 per share earnings guidance is based on an assumed 70.6 million and 70.5 million shares outstanding, respectively, and does not reflect the potential dilutive impact of the Company’s outstanding convertible senior notes.

     The forward-looking statements in this news release are made as of the date hereof, and the Company does not assume any obligation to update them.

Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	July 3,	June 28,
	2004	2003
Net sales	$4,284.0	$4,101.2
Cost of sales	3,912.4	3,748.0
Selling, general and administrative expenses	158.7	141.5
Interest expense	39.2	48.3
Other expense, net	14.8	14.7

Income before income taxes	158.9	148.7
Income taxes	42.8	44.6

Net income	$116.1	$104.1

Basic net income per share	$1.69	$1.58

Diluted net income per share	$1.65	$1.54

Weighted average number of shares outstanding — basic	68.7	66.0

Weighted average number of shares outstanding — diluted	70.3	67.7

Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Six Months Ended
	July 3,	June 28,
	2004	2003
Net sales	$8,776.1	$7,999.9
Cost of sales	8,057.6	7,338.1
Selling, general and administrative expenses	326.4	288.2
Interest expense	78.3	100.7
Other expense, net	28.9	27.2

Income before income taxes	284.9	245.7
Income taxes	77.4	73.7

Net income	$207.5	$172.0

Basic net income per share	$3.03	$2.61

Diluted net income per share	$2.95	$2.55

Weighted average number of shares outstanding — basic	68.6	65.9

Weighted average number of shares outstanding — diluted	70.4	67.5

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	July 3,	December 31,
	2004	2003
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$148.8	$169.3
Accounts receivable	2,497.8	2,200.3
Inventories	563.1	550.2
Recoverable customer engineering and tooling	185.5	169.0
Other	369.1	286.6

	3,764.3	3,375.4

Long-Term:
PP&E, net	1,808.5	1,817.8
Goodwill, net	2,928.9	2,940.1
Other	429.3	437.7

	5,166.7	5,195.6

Total Assets	$8,931.0	$8,571.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$6.8	$17.1
Accounts payable and drafts	2,570.6	2,444.1
Accrued liabilities	1,168.4	1,116.9
Current portion of long-term debt	609.6	4.0

	4,355.4	3,582.1

Long-Term:
Long-term debt	1,433.0	2,057.2
Other	708.9	674.2

	2,141.9	2,731.4

Stockholders’ Equity	2,433.7	2,257.5

Total Liabilities and Stockholders’ Equity	$8,931.0	$8,571.0

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle data)

	Three Months Ended
	July 3,	June 28,
	2004	2003
Net Sales
North America	$2,367.3	$2,474.9
Europe	1,671.0	1,455.9
Rest of World	245.7	170.4

Total	$4,284.0	$4,101.2

Content Per Vehicle *
North America	$567	$596
Total Europe	$345	$303
Western Europe	$368	$315

Free Cash Flow **
Net cash provided by operating activities	$255.3	$160.7
Net change in sold accounts receivable	—	86.2

Net cash provided by operating activities before net change in sold accounts receivable	255.3	246.9
Capital expenditures	(115.3)	(67.0)

Free cash flow	$140.0	$179.9

Depreciation	$87.0	$77.7

	Six Months Ended
	July 3,	June 28,
	2004	2003
Net Sales
North America	$4,873.4	$4,913.0
Europe	3,427.6	2,787.2
Rest of World	475.1	299.7

Total	$8,776.1	$7,999.9

Content Per Vehicle *
North America	$578	$596
Total Europe	$350	$297
Western Europe	$373	$307

Free Cash Flow **
Net cash provided by operating activities	$312.1	$257.3
Net change in sold accounts receivable	70.4	139.6

Net cash provided by operating activities before net change in sold accounts receivable	382.5	396.9
Capital expenditures	(192.6)	(137.3)

Free cash flow	$189.9	$259.6

Depreciation	$170.1	$152.1

*	Content Per Vehicle for 2003 has been updated to reflect actual production levels.
**	See “Use of Non-GAAP Financial Information” included in this news release.